UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Avis Budget Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-0918165
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Sylvan Way Parsippany, New Jersey	07054
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On January 23, 2017, the Board of Directors of Avis Budget Group, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on February 2, 2017, for each share of Common Stock, par value $0.01 per share (the “Common Shares”), of the Company outstanding on February 2, 2017 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of January 23, 2017, between the Company and Computershare Trust Company, N.A., as Rights Agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series R Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of the Company at a price of $90 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on January 23, 2017 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations of Series R Preferred Stock of Avis Budget Group, Inc., as filed with the Secretary of State of the State of Delaware on January 23, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 23, 2017).

4.1	Rights Agreement, dated as of January 23, 2017, between Avis Budget Group, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 23, 2017).

99.1	Press Release dated January 23, 2017 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on January 23, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AVIS BUDGET GROUP, INC.

By:	/s/ Bryon L. Koepke

Name: Bryon L. Koepke
Title: Senior Vice President and Chief Securities Counsel

Date: January 23, 2017

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations of Series R Preferred Stock of Avis Budget Group, Inc., as filed with the Secretary of State of the State of Delaware on January 23, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 23, 2017).

4.1	Rights Agreement, dated as of January 23, 2017, between Avis Budget Group, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 23, 2017).

99.1	Press Release dated January 23, 2017 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on January 23, 2017).